UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                            (Amendment No. ________)*

                             Pangea Petroleum Corp.
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                                (Name of Issuer)

                                     Common
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                         (Title of Class of Securities)

                                  698410 10 7
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                                 (CUSIP Number)

        Charles B. Pollock, 9801 Westheimer, Ste. 302 Houston, TX 77042
                                  713-706-6350
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                January 10, 2006
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             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1 (f) or 240.13d-1(g), check the following box. [ ]


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


SEC 1746 (1-06)

CUSIP No. 698410 10 7

      1.    Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

            Christopher P. Scully
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      2.    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a) |_|
            (b) |_|
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      3.    SEC Use Only

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      4.    Source of Funds (See Instructions)

            PF
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      5.    Check if Disclosure of Legal Proceedings Is Required Pursuant to
            Items 2(d) or 2(e)

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      6.    Citizenship or Place of Organization

            US
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               7.    Sole Voting Power

                     20,000,000
              ------------------------------------------------------------------
Number of      8.    Shared Voting Power
Shares
Beneficially
Owned by      ------------------------------------------------------------------
Each           9.    Sole Dispositive Power
Reporting
Person With
              ------------------------------------------------------------------
              10.    Shared Dispositive Power


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      11.   Aggregate Amount Beneficially Owned by Each Reporting Person

            20,000,000
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      12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares
            (See Instructions)

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      13.   Percent of Class Represented by Amount in Row (11)

            14.9%
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      (14)  Type of Reporting Person (See Instructions)

            IN
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

Item 1. Security and Issuer









Item 2. Identity and Background

      (a)

      (b)

      (c)

      (d)

      (e)

      (f)

Item 3. Source and Amount of Funds or Other Consideration







Item 4. Purpose of Transaction




      (a)

      (b)

      (c)

      (d)

      (e)

      (f)

      (g)

      (h)

      (i)

      (j)

Item 5. Interest in Securities of the Issuer

      (a)

      (b)

      (c)

      (d)

      (e)


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

















Item 7. Material to Be Filed as Exhibits

                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 11, 2006
----------------
Date:

/s/ Christopher P. Scully
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Signature

Christopher P. Scully
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Name/Title


      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)